Robeco-Sage Multi-Strategy TEI Institutional Fund, L.L.C.
Ladies and Gentlemen:
     The undersigned wishes to withdraw the tender of its units of limited liability company interests (“Units”) in Robeco-Sage Multi-Strategy TEI Institutional Fund, L.L.C. (the “Fund”), or the tender of a portion of such Units, for purchase by the Fund that previously was submitted by the undersigned in a Letter of Transmittal dated                                         .
This tender was in the amount of:
☐	All Units.

☐	Portion of Units expressed as a specific dollar value.

$

☐	Portion of Units.

Number of Units:
     The undersigned recognizes that upon the submission on a timely basis of this Notice of Withdrawal of Tender, properly executed, the Units of the Fund (or portion of the Units) previously tendered will not be purchased by the Fund upon expiration of the tender offer described above.

Robeco-Sage Multi-Strategy TEI Institutional Fund, L.L.C.
Signature(s).

For Individual Investors and Joint Tenants:	For Other Investors:

Signature	Print Name of Investor

(Signature of Owner(s) Exactly as Appeared on Investor Certification)

Print Name of Investor	Signature

(Signature of Owner(s) Exactly as Appeared on Investor Certification)

Joint Tenant Signature if necessary	Print Name of Signatory and Title

(Signature of Owner(s) Exactly as Appeared on Investor Certification)

Print Name of Joint Tenant	Co-signatory if necessary

(Signature of Owner(s) Exactly as Appeared on Investor Certification)

Print Name and Title of Co-signatory
Date:

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